Exhibit 99.1

SGS INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE

– SGS International Announces Tender Offer and Consent Solicitation –

– A Global Leader in Graphics Services for the Consumer Packaging Industry –

Louisville, Kentucky, September 11, 2012 – SGS International, Inc. (“SGS” or the “Company”), a global leader in design-to-print graphics services to the consumer products packaging industry, announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $159,500,000 aggregate principal amount of 12% Senior Subordinated Notes due 2013 (CUSIP No. 784216AB9) (the “Notes”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated September 11, 2012 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on October 9, 2012 unless extended (the “Expiration Date”).

As previously announced, Onex Corporation (“Onex”) (TSX: OCX) has agreed to acquire SGS (the “Acquisition”) from affiliates of Court Square Capital Partners (“Court Square”) pursuant to the agreement and plan of merger, dated September 2, 2012 (the “Acquisition Agreement”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on September 24, 2012, unless extended by the Company in its sole discretion (the “Consent Deadline”), will receive $1,005.00 per $1,000 principal amount of the Notes (which amount includes a consent payment of $5.00 per $1,000 principal amount of the Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The primary purpose of the Consent Solicitation and the proposed amendments to the indenture governing the Notes is to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture governing the Notes. Adoption of the proposed amendments could have adverse consequences upon non-tendering holders of the Notes because Notes that remain outstanding after consummation of the Offer would not be entitled to the benefits of the restrictive covenants or event of default and related provisions that are eliminated by the adoption of such amendments.

Holders who validly tender their Notes after the Consent Deadline, but on or prior to the Expiration Date, will receive $1,000 per $1,000 principal amount of the Notes, plus, in each case, any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Deadline will not receive a consent payment.

With respect to the Notes, following receipt of the consent of the holders of at least a majority in aggregate principal amount of such series of Notes and the Company’s acceptance for payment of such Notes, the Company will execute the supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the date on which the Minimum Consents Condition (as defined below) has been satisfied (the “Withdrawal Date”). If the Minimum Consents Condition is met at the Consent Deadline, Notes tendered after the Consent Deadline but before the Expiration Date may not be withdrawn.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the consent of the holders of at least a majority in aggregate principal amount of the Notes (the “Minimum Consents Condition”), (ii) the consummation of the Acquisition and the transactions contemplated by the Acquisition Agreement, which are conditioned upon satisfaction or waiver of each condition precedent contained in the Acquisition Agreement (the “Acquisition Condition”) and (iii) the receipt of sufficient financing proceeds to fund the Acquisition and the Offer (the “Financing Condition”). There can be no assurance that the Acquisition and the transactions contemplated by the Acquisition Agreement will be consummated or that any other condition to the Offer will be satisfied. The Company reserves the right to waive any of the conditions to the Offer including, but not limited to, the Minimum Consents Condition.

To the extent any Notes remain outstanding after the consummation of the Offer, the Company intends to redeem all such Notes pursuant to the terms of the indenture governing the Notes using proceeds from financing transactions related to the Acquisition.

The Company has engaged Deutsche Bank Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Deutsche Bank Securities Inc. at (212) 250-7527 (Call Collect) or (855) 287-1922 (Toll Free). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent for the Offer, at (800) 714-3313.

This press release does not constitute an offer to purchase the Notes, a solicitation of consents to amend the related indentures or a call for redemption. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About SGS International

SGS International is a global leader in the digital imaging industry. SGS offers design-to-print graphic services to the international consumer products packaging industry primarily in North America, Europe and Asia. SGS provides a full spectrum of innovative digital solutions that streamline the capture, management, execution, and distribution of graphics information. Brand development, creative design, prepress, image carriers and print support services are utilized in each of the three main printing processes: flexography, gravure and lithography. The company provides critical services that ensure customers are able to obtain or produce consistent, high quality packaging materials often on short turnaround times. To learn more about SGS, please visit www.sgsintl.com.

About Court Square

Court Square is one of the most experienced teams in the private equity industry. Since 1979, the team has made over 200 investments including several landmark transactions and has developed numerous businesses into leaders in their respective markets. Based in New York, NY, Court Square invests in companies that have compelling growth potential. The Firm manages over $5.5 billion in aggregate capital commitments while focusing on the following four sectors: business services, general industrial, healthcare and technology/telecommunications. For more information please refer to the Court Square website at: www.courtsquare.com.

Forward-Looking Statements

This news release may contain forward-looking statements that are based on management’s current expectations and are subject to known and unknown uncertainties and risks, which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements. SGS is under no obligation to update any forward-looking statements contained herein should material facts change due to new information, future events or otherwise.

For further information:

Jim Dahmus

Senior Vice President and Chief Financial Officer

Tel: 502-634-5295